EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and among

FLIPSIDE DIGITAL CONTENT COMPANY, INC.

and

CRESTVIEW BPO PTE. LTD.

and

ARCADIA DATA PTE. LTD.

and

THE SELLING SHAREHOLDERS SET FORTH IN SCHEDULE A

and

NEXSCIENT, INC.

dated as of

 January 13, 2026

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4

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TABLE OF SCHEDULES

Schedule A – Flipside Shareholder Structure

Schedule B – Carved Out List

Schedule C – Seller Disclosure Schedules

Schedule D – Buyer Disclosure Schedules

Schedule E – Reorganization

TABLE OF EXHIBITS

Exhibit 1 – Form of Advance Payable Note

Exhibit 2 – Form of Employment Agreement

Exhibit 3 – Form of Seller Convertible Note

Exhibit 4 – Form of Acquisition Notes

Exhibit 5 – Form of Subscription Agreement

Exhibit 6 – Form of Subscription Promissory Note

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of January 13, 2026 (the “Agreement”), is entered into by and among:

(1)	FLIPSIDE DIGITAL CONTENT COMPANY, INC., a corporation duly registered and existing in accordance with the laws of the Republic of the Philippines, with principal office address at Units 301-306, 308, 310B, 2F & 2G ICITE Bldg. Eastwood Cyberpark, Bagumbayan, Quezon City 1110 (“Flipside” or the “Company”);

(2)	The shareholders of Flipside whose names and details are indicated in Schedule A (each a “Selling Shareholder” and collectively the “Selling Shareholders”), herein represented by their sole authorized representative, Anthony S. De Luna (the “Agent”);

(3)	ARCADIA DATA PTE. LTD., a corporation duly registered and existing in accordance with the laws of Singapore, with principal office address at 68 Circular Road, #02-01, Singapore, 049422 (“Arcadia”), which is owned by the Selling Shareholders pursuant to the Reorganization (as defined below);

(4)	CRESTVIEW BPO PTE. LTD., a corporation duly registered and existing in accordance with the laws of Singapore, with principal office address at 68 Circular Road, #02-01, Singapore, 049422 (“Crestview”), which is a wholly-owned subsidiary of Arcadia;

and

(5)	NEXSCIENT, INC., a Delaware corporation, with its registered address at 2029 Century Park East, Suite 400, Los Angeles, CA 90067 (“Buyer”).

The Selling Shareholders and Arcadia are sometimes herein collectively referred to as the “Sellers” and the Sellers, the Company, and Buyer are referred to collectively as the “Parties,” and separately as a “Party”.

RECITALS

WHEREAS, the Selling Shareholders are the current record and beneficial owners of the shares listed beside their respective names set forth in Schedule A, which collectively represent one hundred percent (100%) of the issued and outstanding share capital of the Company, with a par value of One Philippine Peso (₱1.00) per share, and comprising of Ten Million (10,000,000) common shares (the “Flipside Shares”);

WHEREAS, following the execution of this Agreement and prior to the Closing, the Selling Shareholders are effecting a restructuring pursuant to which, the following restructuring steps have been or shall be, as may be applicable below, undertaken by Sellers and the Company (such restructuring, the “Reorganization”):

a.	The Selling Shareholders have incorporated Arcadia, and collectively with the representatives of the Business Broker, own one hundred percent (100%) of the issued and outstanding share capital of Arcadia;

b.	Crestview is currently one hundred percent (100%) owned by Arcadia, which will make an additional subscription, pursuant to the Reorganization and subject of a Subscription Agreement in the form prescribed under Exhibit 5, and a Subscription Promissory Note, in the form prescribed under Exhibit 6 (the “Subscription Note”). The principal amount of said additional subscription is Four Hundred Thousand United States Dollars ($400,000);

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c.	Crestview shall acquire all of the Flipside Shares in exchange for one or more Acquisition Notes issued to the Selling Shareholders; and

d.

The Parties intend for Crestview to initially serve as headquarters and provide centralized intellectual property, management, and operational support for Flipside in the region, without prejudice to the ultimate right of Buyer to decide the business and operations of Crestview upon Closing.

WHEREAS, following the consummation of the Reorganization, Arcadia will own all of the issued and outstanding capital stock of Crestview (the “Shares”), and Crestview will own all of the issued and outstanding Flipside Shares;

WHEREAS, subject to the condition of fully effecting the Reorganization as set forth in Schedule E, Arcadia wishes to sell to Buyer, and Buyer wishes to purchase from Arcadia, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, the Sellers wish to take all necessary action required to consummate the Reorganization and to effectuate the sale of the Shares to the Buyer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Act” has the meaning set forth in Section 3.27(e)(i).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Acquisition Notes” shall mean the evidence of indebtedness of Crestview in favor of the Selling Shareholders, substantially in the form prescribed under Exhibit 4, in consideration of the acquisition of all of the Flipside Shares pursuant to the Reorganization in the aggregate amount of Four Hundred Thousand United States Dollars ($400,000).

“Advance Payable Note” means the promissory note to be executed by Anthony S. De Luna in favor of Buyer in the principal amount of Eight Hundred Forty Thousand United States Dollars ($840,000), substantially in the form of Exhibit 1 attached hereto.

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“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning set forth in the preamble.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Seller Convertible Note, the Advance Payable Note, the Escrow Agreement, the Novation Agreements, the Employment Agreement, the Subscription Note, and the Support Contracts.

“Arcadia” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Broker Shares” means Three Hundred Twenty- Six Thousand (326,000) restricted shares of Buyer Common Stock, valued at Two Hundred Forty- Four Thousand Five Hundred United States Dollars ($244,500), to be delivered to Arcadia as part of the Business Broker’s commission fee in connection with the transaction contemplated by this Agreement.

“Business Broker” means LINK Business Broking Phil., Inc.

“Business Day” means any day except Saturday, Sunday, a public holiday or any other day on which commercial banks located in New York, New York and Philippines are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means the common stock of Buyer, with a par value of $.001 per share.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer SEC Documents” has the meaning set forth in Section 4.07(a).

“Buyer’s Accountants” means dbbmckennon, acting as Buyer’s U.S. independent registered public accounting firm.

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“Cap” has the meaning set forth in Section 8.04(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Cash Payment” has the meaning set forth in Section 2.02(a).

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Date Payment” has the meaning set forth in Section 2.04(a)(i)(A).

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying on behalf of the Company the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the preamble.

“Company’s Accountants” means F. Uy Tax and Accounting Services.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

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“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Convertible Debentures” has the meaning set forth in Section 4.05.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Crestview” has the meaning set forth in the preamble.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding any receivables from Anthony De Luna that are reflected in the Advance Payable Note, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding Transaction Expenses, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Days” means calendar days.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars,” “United States Dollars,” or“$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b).

“Employment Agreement” means the employment agreement to be entered into between Anthony S. De Luna and the Buyer or a subsidiary of the Buyer in the form of Exhibit 2 attached hereto.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Escrow Agent” means an escrow agent reasonably acceptable to both parties.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, the Agent and Escrow Agent at the Closing, in the form and substance to be agreed to by the Buyer and Agent, pursuant to which the Indemnity Escrow Amount shall be held.

“Escrow Shares” means One Million One Hundred Twenty Thousand (1,120,000) NXNT Shares issuable to Arcadia, to be held by Buyer in accordance with the terms of the Advance Payable Note.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(ii).

“Financial Statements” has the meaning set forth in Section 3.06.

“Flipside” has the meaning set forth in the preamble.

“Flipside Shares” has the meaning set forth in the recitals.

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“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Escrow Amount” means Two Hundred Thousand United States Dollars ($200,000).

“Indemnification Escrow Fund” has the meaning set forth in Section 2.03(a)(iv)(A).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

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“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Agent or any director or officer of the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disasters or acts of God; (ix) any epidemics, pandemics, or disease outbreaks or any worsening thereof; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“Novation Agreements” means one or more agreements between the Company and the existing lenders of the Company, in form and substance satisfactory to the Buyer.

“NXNT Shares” has the meaning set forth in Section 2.02.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Permitted Distribution” means the transfer, distribution, or other disposition by Arcadia to its shareholders of all or any portion of the NXNT Shares it receives as part of the Purchase Price under this Agreement, whether made by way of dividend, return of capital, redemption transaction, distribution in kind, or any similar mechanism; provided, that any such sale, transfer, distribution or other disposition is made in accordance with all applicable Laws including, without limitation, Regulation S.

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“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Philippine Pesos” or “₱” means the lawful currency of the Republic of the Philippines.

“Platform Agreements” has the meaning set forth in Section 3.12(h).

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 6.02.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned by, or leased or subleased to, the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Reorganization” has the meaning set forth in the recitals.

“Reorganization Documents” means any and all agreements entered into by the Sellers to reflect or carry out the terms of the Reorganization.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means the following services which the Company is currently performing or intends to perform as of Closing:

1.	data annotation and labeling for computer vision;

2.	data annotation and labeling for natural language processing;

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3.	data annotation and labeling for physical and generative AI;

4.

quality assurance and validation services tied to annotation workflows; research and monitoring services currently provided to clients, limited to geospatial monitoring and hazard or flood monitoring; and

5.	automation tools (either AI assisted or not) assisting in the above.

In any case, the term “Restricted Business” is understood to exclude the current ownership by the persons listed in Schedule B.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.07(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 3.27(a).

“Sellers” has the meaning set forth in the preamble.

“Seller Convertible Note” means the convertible promissory note of the Buyer in the aggregate principal amount of Four Hundred Fifty Thousand United States Dollars ($450,000) to be issued to Arcadia as part of the Purchase Price as set forth in Section 2.02, in the agreed form as set out in Exhibit 3.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Selling Shareholders” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Software” has the meaning set forth in the definition of Intellectual Property.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.03.

“Subscription Note” has the meaning set forth in the recitals.

“Subsidiaries” means, as to any Person, any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person.

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“Support Contracts” means one or more employment agreements that the Buyer may require certain existing employees of the Company to execute.

“Target Working Capital” means Five Hundred Thousand United States Dollars ($500,000).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.04.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the entire world.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“U.S. Person” has the meaning set forth in Section 3.27(e)(i).

“Working Capital Deficit” has the meaning set forth in Section 2.04(d)(i).

“VWAP” has the meaning set forth in Section 4.05.

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ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein and as contemplated by the Reorganization, at the Closing, Arcadia shall sell to Buyer, and Buyer shall purchase from Arcadia, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be Six Million One Hundred Eighty-Four Thousand Five Hundred United States Dollars ($6,184,500), subject to adjustment pursuant to Section 2.04 hereof (the “Purchase Price”), consisting of the following:

(a) cash at Closing in the total amount of Six Hundred Thousand United States Dollars ($600,000) (the “Closing Cash Payment”), of which Two Hundred Thousand United States Dollars ($200,000) shall be held back by Buyer and delivered to the Escrow Agent as the Indemnification Escrow Amount, in accordance with this Agreement;

(b) Four Hundred Fifty Thousand United States Dollars ($450,000) in a Seller Convertible Note which shall be convertible, at the holder’s option, into restricted shares of Buyer Common Stock at the price of $0.75 per share, which amount shall mature and be payable in three (3) equal tranches on: (i) the one (1) year anniversary of the Closing Date; (ii) the two (2) year anniversary of the Closing Date; and (iii) the three (3) year anniversary of the Closing Date;

(c) Six Million Five Hundred Twenty Thousand (6,520,000) restricted shares of Buyer Common Stock (the “NXNT Shares”), valued at Four Million Eight Hundred Ninety Thousand United States Dollars ($4,890,000); and

(d) the Broker Shares.

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to Arcadia:

(A) the Closing Cash Payment less: (1) the Indemnification Escrow Amount, (2) the outstanding balance of the Subscription Note (and as a result of which the Subscription Note shall be deemed paid in full), (3) any Transaction Expenses paid pursuant to subparagraph (a)(ii) below, and (4) any adjustments pursuant to Section 2.04(a)(i) by wire transfer of immediately available funds to the accounts designated in writing by Agent to Buyer no later than three (3) Business Days prior to the Closing Date;

(B) the Seller Convertible Note issued in the name of Arcadia;

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(C) the NXNT Shares (other than the Escrow Shares) issued in the name of Arcadia;

(D) the duly executed Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement; and

(E) the Broker Shares.

(ii) deliver, on behalf of the Sellers, any Transaction Expenses unpaid at Closing and withheld pursuant to subparagraph (a)(i)(A) above, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate;

(iii) deliver to the Agent, on account and for the benefit of the Selling Shareholders, the amount of Four Hundred Thousand United States Dollars ($400,000) minus any amounts required to be withheld pursuant to Section2.06 below, in full payment of the Acquisition Notes, which Acquisition Notes shall thereafter be deemed fully paid and cancelled; and

(iv) deliver to the Escrow Agent:

(A) the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to an account designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Sellers set forth in ARTICLE VIII and the obligations of Sellers in Section 2.04(d) and Section 6.07;

(B) the Escrow Agreement duly executed by Buyer; and

(C) the Escrow Shares.

(b) At the Closing, Sellers shall deliver to Buyer:

(i) the Ancillary Documents duly executed by Sellers or the Agent, as applicable, and all other agreements, documents, instruments or certificates required to be delivered by Sellers or the Agent at or prior to the Closing pursuant to Section 7.02;

(ii) Duly executed Shares Transfer Form covering the effective transfer of the beneficial ownership of the Shares to Buyer;

(iii) Notarized Deeds of Absolute Sale of Shares, covering the transfer of the Flipside Shares to Crestview;

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(iv) draft accomplished tax forms for the payment of the capital gains tax, if applicable, and documentary stamp tax due on the transfer of the Flipside Shares to Crestview, with proof of payment of applicable taxes, as supporting documents for the transfer of beneficial ownership of the Shares to Buyer;

(v) the Company’s updated general information sheet filed and duly received by the Philippine Securities and Exchange Commission, reflecting Crestview as the owner of the Flipside Shares;

(vi) Certificate Authorizing Registration issued by the Philippine Bureau of Internal Revenue covering the transfer of the Flipside Shares to Crestview as supporting documents for the transfer of the beneficial ownership of the Shares to Buyer;

(vii) stock certificates evidencing the ownership of Arcadia of the Shares, free and clear of all Encumbrances, with all required stock transfer tax stamps affixed thereto;

(viii) copy of the relevant portion of the stock and transfer book, or its equivalent, of Crestview evidencing the recording in said book of the ownership of Arcadia over the Shares;

(ix) copy of the relevant portion of the stock and transfer book of the Company evidencing the recording in said book of the ownership of Crestview over the Flipside Shares;

(x) a certificate acknowledging the full payment of the Acquisition Notes and the cancellation thereof; and

(xi) certified copies of all other documents or agreements executed in connection with the Reorganization.

(c) Within thirty (30) Business Days from Closing, unless the Parties mutually agree to extend this period, Sellers shall deliver to Buyer:

(i) Applicable document/s evidencing the required government clearance/s covering the sale of the Shares to Buyer.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At the Closing, the Purchase Price shall be adjusted in the following manner:

(A) either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

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(B) a decrease by the outstanding Indebtedness of the Company as of the open of business on the Closing Date if such Indebtedness exceeds Six Hundred Forty-Three Thousand United States Dollars ($643,000); and

(C) a decrease by the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date (which shall in no event be an amount less than the amounts paid by the Buyer pursuant to Section 2.03(a)(ii)).

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(ii) At least three (3) Business Days before the Closing, the Agent shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company certifying that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(b) Post-Closing Adjustment.

(i) Within seventy five (75) days after the Closing Date, Buyer shall prepare and deliver to Agent a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer certifying that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

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(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital (as finally determined in accordance with Section 2.04(c)) minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, the Agent shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Agent and Company’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Review Period, unless the Parties, after good faith discussions, extend this period, Agent may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Agent’s objections in reasonable detail, indicating each disputed item or amount and the basis for Agent’s disagreement therewith (the “Statement of Objections”). If Agent fails to deliver the Statement of Objections before the expiration of the Review Period (or any extension, as applicable), the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Agent. If Agent delivers the Statement of Objections before the expiration of the Review Period, Buyer and Agent shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Agent, shall be final and binding on all parties hereto.

(iii) Resolution of Disputes. If Agent and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants other than Company’s Accountants or Buyer’s Accountants to be appointed by mutual agreement of the Buyer and Agent (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

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(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.

(d) Payments of Post-Closing Adjustment.

(i) If the Post-Closing Adjustment is a negative number (the absolute value of such amount, the “Working Capital Deficit”), Agent and Buyer shall, within three (3) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Indemnity Escrow Fund by wire transfer of immediately available funds to Buyer, an amount equal to the Working Capital Deficit.

(ii) If the Post-Closing Adjustment is a positive number, within three (3) Business Days after the final determination of the Post-Closing Adjustment, Buyer shall disburse by wire transfer of immediately available funds to Sellers the amount of the Post-Closing Adjustment, to the accounts designated in writing by Agent to Buyer.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by electronic exchange of documents and signatures, or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law, if any. All such withheld amounts shall be treated as delivered to Sellers hereunder.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Sellers. The Parties understand that, in order to implement the transactions subject of this Agreement, and any contrary provision in this Agreement notwithstanding, the Sellers shall undertake the Reorganization. Each Seller has full power and authority (corporate or individually) to enter into this Agreement, the Ancillary Documents and the Reorganization Documents to which such Seller is or will be a party, to carry out its/his/her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement, the Ancillary Documents and the Reorganization Documents to which such Seller is or will be a party, the performance by each Seller of its/his/her obligations hereunder and thereunder, and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action that is or may be required on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each Reorganization Document or other Ancillary Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Reorganization Document and Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Philippines and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Crestview is a corporation duly organized, validly existing and in good standing under the Laws of Singapore and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which Crestview is licensed or qualified to do business, and Crestview is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Arcadia is a corporation duly organized, validly existing and in good standing under the Laws of Singapore and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which Arcadia is licensed or qualified to do business, and Arcadia is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by any of the Sellers in connection with this Agreement, the Ancillary Documents and the Reorganization Documents will be duly authorized on or prior to the Closing.

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Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of Ten Million Philippine Pesos (₱10,000,000), divided into Ten Million (10,000,000) shares, par value One Philippine Peso (₱1.00), of which 10,000,000 shares are issued and outstanding and constitute the Flipside Shares. All of the Flipside Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Selling Shareholders as set forth on Schedule A, free and clear of all Encumbrances. Pursuant to the Reorganization, all of the Flipside Shares shall be transferred to Crestview, in consideration of which, Crestview shall issue the Crestview Note Payable in favor of each of the Selling Shareholders. As a result of the Reorganization, subject to the registration noted in the following sentence, at the Closing, Crestview shall own all of the Flipside Shares free and clear of all Encumbrances. In connection with the Reorganization, Sellers shall cause the registration of Crestview’s investment in Flipside with the Philippine Securities and Exchange Commission, pursuant to the Philippine Foreign Investments Act (Republic Act No. 7042), as promptly as practicable following the Reorganization.

(b) The capital stock of Crestview consists of Ten Thousand (10,000) SGD-denominated ordinary shares, equivalent to One Thousand Singapore Dollars (SGD1,000), issued at the price of 10/100 Singapore Dollars (SGD0.10) per share. 100% of said shares are issued, outstanding, and have been paid-up and all of which are owned of record and beneficially by Arcadia.

(c) Pursuant to the Reorganization, Arcadia shall further subscribe to Four Hundred Thousand (400,000) USD-denominated ordinary shares, equivalent to Four Hundred Thousand United States Dollars ($400,000), issued at the price of One United States Dollar ($1.00) per share. 100% of said shares are classified as an issuance otherwise than in cash. The 10,000 SGD-denominated paid-up ordinary shares and the 400,000 USD-denominated ordinary shares issued otherwise than in cash, once issued in Arcadia’s name, shall be collectively included in the term “Shares”.

(d) Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(e) All of the Flipside Shares and the Shares were issued in compliance with applicable Laws. None of the Flipside Shares or the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

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(f) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or Crestview, or obligating any Seller, Crestview, or the Company to issue or sell any shares of capital stock of, or any other interest in, Crestview or the Company, respectively. Neither Crestview nor the Company have any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or the Flipside Shares.

Section 3.04 No Subsidiaries. Except for Flipside with regard to Crestview and Crestview with regard to Arcadia, none of Arcadia, Crestview, or the Company own, or have any capital stock or other equity, ownership or profit-sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit-sharing interests in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement, the Ancillary Documents and the Reorganization Documents to which it/he/she is or will be a party, and the consummation of the transactions contemplated hereby and thereby (including the Reorganization), do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which such Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2022, 2023 and 2024, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at November 30, 2025 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in Section 3.06 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material to the Company) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2024 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of November 30, 2025 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

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Section 3.07 Operation of Crestview; Undisclosed Liabilities. Other than the ownership of the Shares, Crestview has not conducted any other business of any kind, does not own any other assets of any kind, is not a party to any Contracts, and does not have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”). The Company has no Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those made known and/or disclosed to the Buyer pursuant to this Agreement (including the Schedules thereto), whether or not reflected in the Balance Sheet or the Interim Balance Sheet; and (c) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business consistent with past practice, and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock (except as contemplated herein by the Reorganization);

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

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(g) entry into any Contract that would constitute a Material Contract other than in the ordinary course of business consistent with past practice;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(j) transfer or assignment of or grant of any license or sublicense under or with respect to any material Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(k) abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) capital investment in, or loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) material capital expenditures;

(p) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed Ten Thousand United States Dollars ($10,000), or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

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(s) loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of Five Thousand United States Dollars ($5,000), individually (in the case of a lease, per annum) or Twenty Thousand United States Dollars ($20,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y) Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of Ten Thousand United States Dollars ($10,000) and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

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(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii) except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and, to Sellers’ Knowledge, the other party or parties thereto, in accordance with its terms. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

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Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Agent has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Agent or the Company and relating to the Real Property. With respect to leased Real Property, Agent has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

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Section 3.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and (ii) all unregistered Trademarks included in the Company Intellectual Property; and (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the Company’s business as currently conducted and as proposed to be conducted.

(b) Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

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(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Agent has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e) All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations.

(f) The conduct of the Company’s business as currently and formerly conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

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(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither Agent nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h) Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company’s business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of the Company. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j) The Company has complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past three years, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

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Section 3.13 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to Twenty-Five Thousand United States Dollars ($25,000) for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to Twenty-Five Thousand United States Dollars ($25,000) for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

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Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been made available to Buyer. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All the Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Company or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company or affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, any Seller or any Affiliate of a Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement (including the Reorganization). No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18 Compliance With Laws; Permits.

(a) The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

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(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. The Company has complied and is now complying with the terms of all Permits listed on Section 3.18(b) of the Disclosure Schedules. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19 Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not, and the Company has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and neither Agent nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, the Company has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor the Agent is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Agent has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(d) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

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(e) The following have been provided or otherwise made available to Buyer and listed in Section 3.19(e) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(f) None of the Sellers, the Agent, or the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” in accordance with Philippine laws, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the Republic of the Philippines (a “Non-Philippine Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; and (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan.

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(c) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(d) Except as set forth in Section 3.20(d) of the Disclosure Schedules, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(e) There has been no amendment to, announcement by the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Seller, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(f) Each Benefit Plan has been administered in compliance with its terms and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

(g) Except as set forth in Section 3.20(g) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

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Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b) The Company is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no Actions against the Company pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

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Section 3.22 Taxes.

(a) All Tax Returns required to be filed on or before the Closing Date by Crestview or the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Crestview or the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) Section 3.22(e) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(f) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(g) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(h) Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after 2020.

(i) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(j) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

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(k) Section 3.22(k) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment.

Section 3.23 Books and Records. The minute books and stock record books of each of Crestview, and the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of each of Crestview, and the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of Crestview, and the Company, as applicable, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Crestview and the Company, respectively.

Section 3.24 Related Party Transactions. Except as set forth on Section 3.24 of the Disclosure Schedules, there are no Contracts or other arrangements involving the Company in which any Seller, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any material asset, property, or right which is used by the Company.

Section 3.25 Brokers. Except for the Business Broker, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Seller. The compensation payable to the Broker, including the Broker Shares, is set forth on Section 3.25 of the Disclosure Schedules.

Section 3.26 Title to Flipside Shares and Shares. Each Selling Shareholder has good and valid title to such Selling Shareholder’s Flipside Shares as set forth on Schedule A. The Flipside Shares of such Selling Shareholder, when sold and delivered in accordance with the Reorganization, will be free and clear of all Encumbrances and free of restrictions on transfer, and Crestview shall receive good and marketable title to the Flipside Shares sold by each Selling Shareholder thereunder. The Shares of Crestview, when sold and delivered in accordance with and for the consideration set forth in this Agreement, will be free and clear of all Encumbrances and free of restrictions on transfer, and Buyer shall receive good and marketable title to the Shares sold by Arcadia hereunder.

Section 3.27 Investment Representations.

(a) Each Seller has been given access to full and complete information regarding Buyer, including the Buyer’s filings with the United States Securities and Exchange Commission available at www.sec.gov (“SEC Filings”), which includes the current financial condition of Buyer and the risks associated with an investment therein, and has utilized such access to its satisfaction for the purpose of obtaining investment information about Buyer.

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(b) Each Seller acknowledges that an investment in the Buyer Common Stock involves a high degree of risk and each Seller has read and understands the SEC Filings, including the risk factors included in Buyer’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. Each Seller is in a financial position for Arcadia to hold the Buyer Common Stock indefinitely and is able to bear the economic risk and withstand a complete loss of an investment in the Buyer Common Stock.

(c) Each Seller has obtained, to the extent such Seller deems necessary, professional advice with respect to the risks inherent in the investment in the Buyer Common Stock, the condition and business of Buyer, and the suitability of the investment in the Buyer Common Stock in light of such Seller’s financial condition and investment objectives.

(d) Each Seller, either alone or with the assistance of such Seller’s professional advisor(s), if any, is a sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the prospective investment in the Buyer Common Stock.

(e) Each Seller hereby acknowledges and agrees that:

(i) Either such Seller (x) does not reside in the United States and is not a “U.S. Person” as defined in Rule 902 of Regulation S promulgated under the Securities Act of 1933 (the “Act” and such person, a “U.S. Person”) or (y) is an “accredited investor” within the meaning of Regulation D under the Act;

(ii) The NXNT Shares were not offered to the Seller in the United States and at the time the transactions contemplated by this Agreement were made, it was outside the United States;

(iii) This Agreement was delivered to, completed, executed and delivered by, the Seller (or its authorized signatory) outside the United States;

(iv) The Seller is not a “distributor” of securities, as that term is defined in Regulation S under the Act, nor a dealer in securities, and is not purchasing the Shares for the account or benefit of, directly or indirectly, any U.S. Person;

(v) The current structure of this transaction and all transactions and activities contemplated hereunder is not a scheme to evade the registration requirements of the Act; and

(vi) The Seller will not acquire the NXNT Shares as a result of any form of “directed selling efforts” (as such term is used in Regulation S under the Act) or “general solicitation” or “general advertising” (as such terms are used under Rule 502(c) of Regulation D promulgated under the Act), including, but not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet or broadcast over radio, television or the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

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(f) The NXNT Shares will be acquired for investment purposes for such Seller’s own account, as may be the case, not as a nominee or agent, and not with a view to the distribution of any part thereof. Except in case of the Permitted Distribution, each Seller has no present intention of selling, granting any participation in or otherwise distributing the same in a manner contrary to the Act, or any applicable state securities or blue sky law, and such Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the Buyer Common Stock.

(g) Each Seller has been solely responsible for such Seller’s own due diligence investigation of Buyer and its business, and such Seller’s analysis of the merits and risks of the investment made pursuant to this Agreement, and is not relying on anyone else’s analysis or investigation of Buyer, its business or the merits and risks of the Buyer Common Stock, other than professionals employed or engaged specifically by such Seller to assist such Seller in taking any action or performing any role relative to the arranging of the investments being made pursuant to this Agreement (including the Reorganization).

(h) Each Seller acknowledges and understands that: (a) the issuance of the NXNT Shares has not been, and will not be, registered under the Act or under the securities laws of any state or other jurisdiction, and the NXNT Shares are characterized under the Act as a “restricted security” and therefore, cannot be sold or transferred unless such resale is subsequently registered under the Act or an exemption from such registration is available. Each Seller represents that such Seller is familiar with Rule 144 promulgated under the Act (“Rule 144”) and Regulation S, each as presently in effect, and understands the resale limitations imposed thereby and by the Act.

(i) Each Seller has been advised that the issuance of the NXNT Shares is not being registered under the Act or any other applicable state securities laws, and is being offered and sold pursuant to exemptions from such laws, and that Buyer’s reliance upon such exemptions is predicated in part on such Seller’s representations contained herein. Each Seller represents that he/she/it is either (A) not a United States of America citizen or resident of any state therein or (B) is an “accredited investor” as defined under Rule 501(a) of Regulation D under the Act, to the extent that any Seller is an entity, that it has not been organized for the specific purpose of investing in the Buyer Common Stock and is not purchasing the Buyer Common Stock as the result of any of “directed selling efforts” (as such term is used in Regulation S under the Act) or “general solicitation” or “general advertising” (as such terms are used under Rule 502(c) of Regulation D promulgated under the Act).

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(j) Without in any way limiting the representations set forth above, each Seller further agrees that he, she or it may not make any disposition of all or any portion of the NXNT Shares unless and until:

(i) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(ii) such Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and such Seller shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of such shares under the Act; or

(iii) such proposed disposition complies in all respects with Rule 144 or any successor rule or Regulation S providing a safe harbor for such dispositions without registration and such Seller shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition is in accordance with Rule 144 or Regulation S.

Section 3.28 Full Disclosure. No representation or warranty by any Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to the Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

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Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of Buyer; it being agreed and understood that the Buyer has agreed to pay the Broker Shares which are to be delivered to Arcadia on Closing, and which represent fifty percent (50%) of such shares payable to the Business Broker.

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Section 4.05 Capital Stock. The authorized capital stock of Buyer consists of 75,000,000 shares of Buyer Common Stock and 10,000,000 shares of Buyer Preferred Stock (the “Preferred Stock”). As of the close of business on December 15, 2025 (the “Measurement Date”), (i) 21,623,312 shares of Buyer Common Stock (excluding treasury shares) were issued and outstanding, all of which were validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and were free of preemptive rights, (ii) no shares of Preferred Stock were issued or outstanding, (iii) no shares of Buyer Common Stock were reserved for issuance under stock options or other incentive rights issued by Buyer, (iv) no shares of Buyer Common Stock were reserved for issuance under warrants issued by the Buyer, and (v) 1,060,000 shares were reserved for issuance pursuant to the Convertible Debentures. As of the Measurement Date, the Company has Five Hundred Thirty Thousand United States Dollars ($530,000) principal amount of convertible debentures (the “Convertible Debentures”) issued and outstanding. The Convertible Debentures are convertible at the lower of $0.75 per share or 20% below the average volume weighted average price (“VWAP”) per share of Buyer Common Stock for the ten (10) days prior to the date of conversion, with a minimum price of the Buyer Common Stock at $0.50 per share. Except as set forth above, Buyer does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Buyer or any of its Subsidiaries on any matter. Except as set forth above in this ?Section 4.05 and except for changes since the close of business on the Measurement Date resulting from the exercise of any options, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Buyer or any of its Subsidiaries, (B) securities of Buyer or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Buyer or any of its Subsidiaries or other voting securities or equity interests of Buyer or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Buyer or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Buyer or any of its Subsidiaries, or obligations of Buyer or any of its Subsidiaries to issue, any shares of capital stock of Buyer or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Buyer or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Buyer or any of its Subsidiaries is a party or of which Buyer has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Buyer or any of its Subsidiaries

Section 4.07 SEC Reporting.

(a) Buyer has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Buyer since January 1, 2023 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Buyer SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Buyer SEC Documents (i) have been prepared in a manner consistent with the books and records of Buyer, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10‑Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Buyer as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2023, Buyer has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy, or applicable Law. The books and records of Buyer have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

Section 4.08 Legal Proceedings. Except as set forth in the Buyer SEC Documents or in Section 4.08 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and the Sellers shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

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(h) comply in all material respects with all applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, the Company shall, and the Sellers shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Sellers in this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a) Except for the transactions related to the Restructuring, the Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, without written approval from the Buyer, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, Sellers shall promptly (and in any event within three Business Days after receipt thereof by any Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

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(c) Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, the Sellers, the Agent, and the Company shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.05 of the Disclosure Schedules at or prior to the Closing.

Section 5.06 Confidentiality. From and after the Closing, each of the Sellers shall, and shall cause its or their respective Affiliates to, hold in confidence any and all information, whether written or oral, concerning the Company, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its or their respective Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.07 Non-Competition; Non-Solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each of the Sellers set forth in Section 5.07(a) of the Disclosure Schedules (the “Restricted Persons”) shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, a Restricted Person may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b) During the Restricted Period, a Restricted Person shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.07(b) shall prevent a Restricted Person or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) During the Restricted Period, a Restricted Person shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d) Each Restricted Person acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Restricted Person of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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(e) Each Restricted Person acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08 Governmental Approvals and Consents.

(a) Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02 of the Disclosure Schedules.

(c) Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding any matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

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(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if any Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to any other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.09 Post-Closing Funding. The Buyer agrees to commit to provide a minimum of at least Five Hundred Thousand United States Dollars ($500,000) of working capital to the Company, payable to the Company prior to the end of the ninety- (90-) day period after the Closing Date. Thereafter, Buyer agrees to commit to provide an additional minimum of at least Five Hundred Thousand United States Dollars ($500,000) of working capital to the Company during the balance of the one (1) year period following the Closing Date according to a schedule to be agreed to by Buyer and Agent.

Section 5.10 Directors and Officers. At the Closing, the following provisions shall be followed:

(a) Sellers shall have the right to designate one director to the Buyer’s board of directors which designee shall be subject to the consent of Buyer (the “Designee”), not to be unreasonably withheld, and shall be entitled to serve as a director the Buyer’s regularly scheduled annual meeting of stockholders, and for as long as Sellers own at least 50% of the NXNT Shares, the Board will continue to recommend the Designee for election by the Buyer’s stockholders;

(b) At the Company level, the Sellers shall ensure that the board of directors of the Company shall have a meeting to:

(i) accept the resignations of the officers and directors of the Company set forth on Section 5.05 of the Disclosure Schedules,

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(ii) appoint as their replacements, the individuals nominated by Buyer in writing to be appointed as officers and directors of the Company to take effect on the day immediately after the Closing Date, and

(iii) designate new authorized signatories and their respective signing authorities, based on Buyer’s nominations, to take effect on the day immediately after the Closing Date.

(iv) For the avoidance of doubt, as of the Closing Date, Buyer shall take charge and be primarily responsible for any and all corporate filings of the Company and Crestview with any and all regulatory authorities in the Philippines and Singapore, respectively.

Section 5.11 Payment of Liabilities. Prior to the Closing Date, the Company will either pay the Liabilities set forth on Section 5.11 of the Disclosure Schedules or have such Liabilities discharged or rightfully assigned to another Person.

Section 5.12 Closing Conditions From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 5.13 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.14 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, prior to the Closing the Company shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability of the Company in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of the Company or its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax increase.

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(b) All documentary stamp tax and capital gains or other tax in connection with this Agreement and the Ancillary Documents shall be borne and paid by the Sellers when due. Each Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees and shall indemnify Buyer (and, after the Closing Date, the Company) with respect to any such Taxes.

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Agent (together with schedules, statements and, to the extent requested by Agent, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If Agent objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Agent shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Company that does not relate to a Post-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, from and after Closing and subject to the prescriptive periods provided under Philippine tax laws, Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (“Pre-Closing Taxes”); and (d) any and all Taxes of any Seller arising as a result of the Transactions set forth herein. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.02 within ten (10) Business Days after payment of such Taxes by Buyer or the Company.

Section 6.03 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.04 Contests. Buyer agrees to give written notice to Agent of the receipt of any written notice by the Philippine Bureau of Internal Revenue to the Company, Buyer, or any of Buyer’s Affiliates which involves the assertion of any tax-related claim against the Company, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.05 Cooperation and Exchange of Information. Agent and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Agent and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Agent or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

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Section 6.06 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.07Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE VI shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, from Sellers.

Section 6.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 6.09 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement (including the Reorganization) illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers and the Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 and Section 5.08 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Agent, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Sellers contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b) Sellers and the Company shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement (including with regard to the Reorganization) and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, any Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g) Arcadia shall have paid the Subscription Note in full which may be accomplished by Buyer crediting any amounts due and payable thereunder against the Closing Cash Payment as set forth in Section 2.03(a)(i)(A).

(h) Sellers shall have completed the Reorganization in all material respects and delivered to Buyer copies of all Reorganization Documents as are reasonably necessary to evidence the completion of the Reorganization.

(i) Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 5.05.

(j) At least three (3) Business Days before Closing, Agent shall have delivered to Buyer the Closing Indebtedness Certificate and the Closing Transaction Expenses Certificate.

(k) Agent shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.04(a)(ii).

(l) Agent shall have delivered to Buyer good standing certificates (or equivalent) for each of Arcadia, Crestview and the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such entity is organized.

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(m) Agent shall have delivered to Buyer a tax clearance certificate as set forth in Section 5.08.

(n) Arcadia shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(o) Buyer shall have received a certificate, dated the Closing Date and signed by the Agent, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b)have been satisfied.

(p) Buyer shall have received documentation, in form and substance satisfactory to the Buyer, duly appointing the Agent to act on behalf of all the Sellers and evidencing the Agent’s authority to execute this Agreement and any Ancillary Agreements on behalf of the Sellers and the Company.

(q) Sellers or the Agent shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Agent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement and the Ancillary Documents shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Buyer shall have performed such agreements and covenants, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers required pursuant to Section 4.02 shall have been received at or prior to the Closing.

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(e) The Ancillary Documents shall have been executed and delivered by the parties thereto and complete copies thereof shall have been delivered to Seller.

(f) Buyer shall have delivered to Arcadia cash in an amount equal to the Closing Date Payment pursuant to Section 2.03, by wire transfer of immediately available funds, to an account or accounts designated at least three (3) Business Days prior to the Closing Date by Agent in a written notice to Buyer.

(g) Buyer shall have delivered to the Agent by wire transfer the amount of Four Hundred Thousand United States Dollars ($400,000) minus any amounts required to be withheld pursuant to Section2.06, in full payment of the Acquisition Notes.

(h) Buyer shall have delivered to the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Amount.

(i) Buyer shall have delivered to third parties by wire transfer of immediately available fund that amount of money due and owing from Seller to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate.

(j) Buyer shall have executed and delivered the Seller Convertible Notes.

(k) Buyer shall have issued certificates representing the NXNT Shares or caused such shares to be issued to Sellers in book entry form.

(l) From and after the date hereof and prior to the Closing Date, the Buyer shall have closed upon a financing with gross proceeds to the Buyer of not less than One Million Five Hundred Thousand United States Dollars ($1,500,000).

(m) Agent shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(n) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(o) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(p) Buyer shall have delivered to Sellers such other documents or instruments as Agent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Sellers contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.10(a), Section 3.22, Section 3.25 and Section 3.26 shall survive indefinitely. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Buyer contained herein shall survive the Closing and shall remain in full force and effect until the date that is 30 days after the Buyer files its annual report on Form 10-K for its fiscal year ending June 30, 2026; provided, that the representations and warranties in Section 4.01, Section 4.02 and Section 4.04 shall survive indefinitely. All covenants and agreements of the Parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By the Sellers. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Sellers shall jointly and severally indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of any of the Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Seller pursuant to this Agreement, the claim for indemnity for which, must be made by Buyer within the survival periods provided for in Section 8.01;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any of the Sellers pursuant to this Agreement; or

(c) any (i) Transaction Expenses of the Company or the Sellers outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.04(a)(i), (ii) any Indebtedness of the Company outstanding as of the Closing Date which was not listed on the Closing Indebtedness Certificate, or (iii) any of the Liabilities outstanding as of the Closing Date set forth on Section 5.11 of the Disclosure Schedules.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify and defend each of the Seller’s and their respective Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $30,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed Three Million United States Dollars ($3,000,000) (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05, Section 3.10(a), Section 3.25, Section 3.26, Section 4.01, Section 4.02 and Section 4.04.

Section 8.05 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

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(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) the Third-party Claim is brought in a jurisdiction other than the Republic of the Philippines. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty- (30-) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.06 Payments; Indemnification Escrow Fund.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

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(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Sellers jointly and severally. Any amounts payable by a Seller hereunder may, at the option of such Seller, be payable by forfeiture by such Seller of NXNT Shares issued to the Seller hereunder. For purposes of this Section 8.06(b), any Escrow Shares used to pay any Losses or NXNT Shares forfeited to pay any Losses shall be valued at $0.75 per share. If Buyer becomes entitled to any distribution of all or any portion of the Indemnification Escrow Fund pursuant to this ARTICLE VIII, Buyer and Agent shall take all actions necessary under the Escrow Agreement (including the execution and delivery of joint written instructions to the Escrow Agent) to cause the Escrow Agent to release to Buyer the amounts to be paid from the Indemnification Escrow Fund to Buyer in accordance with this Agreement. Similarly, any Seller that forfeits any NXNT Shares shall take any and all actions requested by Buyer to effectuate and reflect the forfeiture of any NXNT Shares hereunder.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Sellers or Buyer, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or before February 28, 2026 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been a contributing cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before the Drop Dead Date;

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(c) by Buyer by written notice to Agent if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within fifteen (15) days of Seller’s receipt of written notice of such breach from Buyer;

(d) by Sellers by written notice to Buyer if Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within fifteen (15) days of Buyer’s receipt of written notice of such breach from Sellers; or

(e) by Buyer or Sellers if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) that the obligations set forth in this ARTICLE IX and ARTICLE X hereof shall survive termination; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

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Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	[***]

with a copy to:	[***]

If to Buyer:	[***]

with a copy to:	[***]

Section 10.03 Interpretation. For purposes of this Agreement, unless otherwise expressly provided, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. Except as provided in Section 6.02 and ARTICLE VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

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(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN COUNTY OF NEW CASTLE OR KENT, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers or representatives.

NEXSCIENT, INC.

By	/s/ Fred E. Tannous
Name:	Fred E. Tannous
Title:	Chief Executive Officer

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FLIPSIDE DIGITAL CONTENT COMPANY, INC.

By	/s/ Anthony De Luna
Name:	Anthony S. De Luna
Title:	President and CEO
CRESTVIEW BPO PTE. LTD.

By	/s/ Anthony De Luna
Name:	Anthony S. De Luna
Title:	President and CEO
ARCADIA DATA PTE. LTD.

By	/s/ Anthony De Luna
Name:	Anthony S. De Luna
Title:	President and CEO
THE SELLING SHAREHOLDERS

By	/s/ Anthony De Luna
Name:	Anthony S. De Luna
Individually and as Agent for all of the Selling Shareholders

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